Exhibit 4.2

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

This amendment number one (this “Amendment”) to the Rights Agreement between Walter Energy, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (the “Rights Agent”), dated as of November 21, 2008, is made and entered into as of April 24, 2009, and shall become effective on April 24, 2009.

BACKGROUND

WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of November 21, 2008 (the “Existing Rights Agreement”);

WHEREAS, the Company, on April 23, 2009, changed its name from Walter Industries, Inc. to Walter Energy, Inc.;

WHEREAS, Section 27 of the Existing Rights Agreement provides that, in certain circumstances, the Company may supplement or amend the Existing Rights Agreement without the approval of any holders of Rights;

WHEREAS, the Board of Directors deems it advisable and in the best interests of the Company to, subject to and contingent upon stockholder approval of the new rights agreement and the Second Amended and Restated Certificate of Incorporation of the Company that authorizes preferred stock, enter into a new rights agreement (the “Rights Agreement”) and amend the terms of the Existing Rights Agreement so that it expires simultaneously with the implementation of the new Rights Agreement;

WHEREAS, on February 27, 2009, the Board of Directors of the Company resolved to make implementation of the new Rights Agreement and the amendment of the Existing Rights Agreement described above contingent upon approval by stockholders of the Company at the annual meeting of stockholders to be held on April 23, 2009 of the new Rights Agreement and the Second Amended and Restated Certificate of Incorporation of the Company;

WHEREAS, at the annual meeting of stockholders of the Company held on April 23, 2009, the stockholders of the Company approved the new Rights Agreement and the Second Amended and Restated Certificate of Incorporation of the Company;

WHEREAS, the Company desires to modify the terms of the Existing Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

NOW, THEREFORE, the parties hereto agree as follows:

1

1. Effect of Amendment. Except as expressly provided herein, the Existing Rights Agreement shall be and remain in full force and effect.

2. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Existing Rights Agreement.

3. Amendment to Section 1(j). Section 1(j) of the Existing Rights Agreement is hereby amended and restated in its entirety as follows:

(j)  “‘Final Expiration Date’ shall mean April 24, 2009.”

4. Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to the conflicts or choice of law principles thereof, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

5. Counterparts. This Amendment may be executed in separate counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

6. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto hereby agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day first above written.

WALTER ENERGY, INC.

By:	/s/
Name:	Victor P. Patrick
Title:	Vice Chairman

MELLON INVESTOR SERVICES LLC
as Rights Agent

By:	/s/
Name:	Margaret B. Lloyd
Title:	Relationship Manager

(Signature Page to Amendment No. 1 to Rights Agreement)